Exhibit 10.12

EMPLOYMENT AGREEMENT

BY AND AMONG

AMEDISYS, INC.,

AMEDISYS HOLDING, L.L.C.

AND

PAUL B. KUSSEROW

DATED AS OF DECEMBER 11, 2014

i

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 11, 2014, by and among Amedisys, Inc., a Delaware corporation having its headquarters at 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana, 70816 (“Amedisys” or the “Company”), Amedisys Holding, L.L.C., a Louisiana limited liability company having its headquarters at 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816 (“Holding”), and Paul B. Kusserow, a person of the age of majority (“Executive”).

RECITALS

WHEREAS, the Company and Holding desire to employ Executive as the Company’s President and Chief Executive Officer, and Executive desires to accept such employment, pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company, Holding and Executive (individually a “Party” and together the “Parties”) agree to be bound in accordance with the terms of this Agreement.

Section 1.        Recitals. The above Recitals are incorporated herein by this reference.

Section 2.        Definitions.

(a)	The terms below are used in this Agreement, including the preamble and recitals, as so defined. As used herein, the following terms shall have the following meanings:

“2014 Equity Awards” shall have the meaning set forth in Section 5(c).

“2015 Equity Awards” shall have the meaning set forth in Section 5(c).

“AAA” shall have the meaning set forth in Section 16.

“Agreement” shall have the meaning set forth in the preamble above.

“Amedisys” shall have the meaning set forth in the preamble above.

“Base Salary” shall have the meaning set forth in Section 5(a).

“Beneficial Owner” shall have the meaning set forth in Section 9(c).

“Board” shall have the meaning set forth in Section 4(d).

“Cause” shall have the meaning set forth in Section 9(b).

“Change in Control” shall have the meaning set forth in Section 9(c).

“COBRA” shall have the meaning set forth in Section 9(c).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, or any successor provision of law, and the regulations promulgated thereunder.

“Committee” shall have the meaning set forth in Section 5(a).

“Company” shall have the meaning set forth in the preamble above.

“Confidential Information” shall have the meaning set forth in Section 11(c).

“Coverage Period” shall have the meaning set forth in Section 9(c).

“Disability” shall have the meaning set forth in Section 9(a).

“Earliest Payment Date” shall mean (i) if the amount paid is subject to Section 409A of the Code and does not qualify for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the fifty-second (52nd) day after Executive’s termination of employment and (ii) if the amount paid is not subject to Section 409A of the Code or qualifies for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the earlier of the date in (i) above or the first date that Executive’s release of claims (as described in Section 8(i)) becomes irrevocable.

“Effective Date” shall have the meaning set forth in Section 3(a).

“Exchange Act” shall have the meaning set forth in Section 9(c).

“Excise Tax” shall have the meaning set forth in Section 18(a).

“Executive” shall have the meaning set forth in the preamble above.

“Fair Market Value” shall have the meaning set forth in Section 6.

“409A Payment Date” shall have the meaning set forth in Section 9(i).

“Good Reason” shall have the meaning set forth in Section 9(c).

“Holding” shall have the meaning set forth in the preamble above.

“Housing and Travel Reimbursement” shall have the meaning set forth in Section 7(b).

“Net After-Tax Receipt” shall have the meaning set forth in Section 18(b).

“Party” shall have the meaning set forth in the Recitals above.

“Parties” shall have the meaning set forth in the Recitals above.

“Payments” shall have the meaning set forth in Section 18(a).

“Person” shall have the meaning set forth in Section 9(c).

“Relocation Reimbursement” shall have the meaning set forth in Section 7(a).

“Restricted Area” shall have the meaning set forth in Section 12(a).

“Restricted Business” shall have the meaning set forth in Section 12(a).

“Restriction Period” shall have the meaning set forth in Section 12(b).

“Severance Period” shall have the meaning set forth in Section 9(c).

“Significant Subsidiary” shall have the meaning set forth in Section 9(c).

“Standstill” shall have the meaning set forth in Section 14.

“Subsidiary” shall have the meaning set forth in Section 11(d).

“Target Bonus” shall have the meaning set forth in Section 5(b).

“Third Party” shall have the meaning set forth in Section 18(d).

“Term” shall have the meaning set forth in Section 3(a).

“Willful” shall have the meaning set forth in Section 9(b).

(b)	References to “Sections,” “Subsections,” and “Attachments” shall be to Sections, Subsections and Attachments, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 2(a) may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing gender include the other gender; references to “writing” include email, printing, typing lithography and other means of reproducing words in a tangible or visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to Parties include their respective permitted successors and assigns; and all references to statutes and regulations shall include any amendments of same and any successor statutes and regulations.

Section 3.        Term.

The term of Executive’s employment under this Agreement (the “Term”) shall commence on December 16, 2014 (the “Effective Date”), and expire on March 1, 2019, unless terminated prior thereto in accordance herewith. This Agreement shall not be automatically renewable and, unless mutually extended by the Parties by an agreement in writing, shall terminate upon the expiration of the Term; provided, however, that simultaneously with the expiration of the Term and termination of this Agreement, Executive’s employment shall continue on an “at will” basis unless or until such “at will” employment is terminated by the Company or Executive by notice in writing.

Section 4.        Title, Position, Duties and Responsibilities.

(a)	Generally. Executive shall serve as President and Chief Executive Officer of the Company. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the President and Chief Executive Officer of corporations of similar size and businesses as the Company as they may exist from time to time and as are consistent with such positions and status. Executive shall devote all of his business time and attention (except for periods of vacation or absence due to illness and other activities permitted pursuant to Section 4(b)) and his best efforts, abilities, experience and talent to the position of President and Chief Executive Officer and for the Company’s businesses.

(b)	Other Activities. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude Executive from (i) serving on the board of directors of one other for-profit entity after prior consultation with and approval of the Board, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement. In addition, notwithstanding anything in this Section 4(b) to the contrary, for the period ending on the six (6) month anniversary of the Effective Date, (or such longer period as may be approved by the Board), Executive shall be permitted to continue to serve on the board of directors of two additional for-profit entities while transitioning off such boards.

(c)	Place of Employment. Executive’s principal place of employment shall be the corporate offices of the Company.

(d)	Rank of Executive Within Company. As President and Chief Executive Officer of the Company, Executive shall be the Company’s highest ranking executive and Executive shall report directly to the Board of Directors of the Company (the “Board”).

(e)	Board Membership. Until the expiration of the Term, the Company shall use its reasonable best efforts, to the extent not inconsistent with applicable laws, rules, and regulations and good governance standards, to nominate and cause the election of Executive to the Board. If Executive is not serving on the Board at any time during the Term, Executive shall be entitled to terminate this Agreement and be entitled to the remedies provided in Section 9(c) for a termination without Cause/for Good Reason. For so long as he is serving on the Board, Executive agrees to serve as a member of any committee of the Board to which he is elected. Executive agrees that upon the termination of his employment he shall also be deemed to resign from the Board and from the board of directors or equivalent governing body of any of the Company’s subsidiaries or affiliates.

Section 5.        Base Salary; Bonus; Equity Awards.

(a)	Base Salary. Executive shall be paid an annualized salary, payable in accordance with the regular payroll practices of the Company, of not less than Eight Hundred Seventy- Five Thousand Dollars ($875,000) (“Base Salary”). The Base Salary shall be reviewed for increase (but not decrease) by the Compensation Committee (the “Committee”) of the Board no less than annually.

(b)	Bonus. Executive shall be eligible to participate in an annual incentive (cash bonus) plan with target award and maximum award opportunities approved from year to year by the Committee. The amount of target annual incentive approved by the Committee for any given year is herein referred to as the “Target Bonus” and subject to approval by the Committee, shall not be less than twenty-five percent (25%) of the Executive’s Base Salary. Entitlement to and payment of an annual incentive bonus is subject to the approval of the Committee.

(c)	Equity Awards.

(i) Subject to approval of the Committee, Executive will be granted, on the Effective Date, (A) 75,000 time-based restricted shares of the Company’s common stock using the form of Restricted Stock Award Agreement attached to this Agreement as Exhibit A, and (B) time-based stock options to purchase 250,000 shares of the Company’s common stock using the form of Stock Option Award Agreement attached to this Agreement as Exhibit B, (collectively, the “2014 Equity Awards”).

(ii) Subject to approval of the Committee, during the first quarter of calendar year 2015, Executive will be granted (A) 75,000 performance-based restricted shares of the Company’s common stock using the form of Restricted Stock Award Agreement attached to this Agreement as Exhibit C, and (B) performance-based stock options to purchase 250,000 shares of the Company’s common stock using the form of Stock Option Award Agreement attached to this Agreement as Exhibit D (collectively, the “2015 Equity Awards”).

(iii) Unless his employment is terminated for Cause, Executive shall have until the earlier of (A) the expiration date of any option granted pursuant to this Agreement and (B) 90 days following termination of employment in which to exercise any of such options that were vested on the date of termination. If his employment is terminated for Cause, there shall be no post-termination exercise period and all vested and unvested options shall terminate immediately upon termination of employment.

(iv) Unless vesting is accelerated pursuant to the terms of this Agreement, the 2014 Equity Awards and the 2015 Equity Awards will be forfeited upon a termination of the Executive’s employment with the Company, provided that any option award that is vested as of the date of termination may continue to be exercised post-termination to the extent contemplated by Section 5(c)(iv).

(v) Upon a Change in Control, the 2014 Equity Awards and 2015 Equity Awards shall vest in full.

Section 6.        Employee Incentive Compensation and Benefit Programs.

While Executive remains employed by the Company, Executive shall be entitled to participate, consistent with his rank and position (to the extent applicable), in addition to the incentive plans referenced in Section 5, in such other compensation (other than equity compensation), pension and welfare benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, deferral, health, medical, dental, long-term disability, travel accident and life insurance plans, subject to eligibility. The Company, in its sole discretion, expressly retains the right to modify or terminate any such compensation, pension and welfare benefit plans and programs referenced in this Section 6. In no case shall Executive be awarded any options or stock appreciation rights with an exercise price less than 100% of Fair Market Value. For purposes of this Agreement, “Fair Market Value” shall be equal to the price of the Company’s stock on the date of grant of such award as determined pursuant to the related award and underlying equity plan.

Section 7.        Relocation and Travel Expenses

(a)	Relocation. The Company shall reimburse the Executive for reasonable and necessary costs incurred by the Executive to move his household possessions to a primary residence within a reasonable commuting distance to the Company’s principal corporate offices (“Relocation Reimbursement”), in accordance with the Company’s relocation expense policies, up to a maximum amount of $20,000, subject to the Executive’s timely presentation of IRS-acceptable itemized and documented accounts of such expenses. If within the first twelve (12) months after the Effective Date, the Executive’s employment terminates due to the Executive’s resignation other than for Good Reason (as defined in Section 9(c) below) or for Cause (as defined in Section 9(b) below), the Executive shall promptly repay to the Company the entire Relocation Reimbursement.

(b)	Housing & Travel. For a period commencing on the Effective Date and ending on the eighteen (18) month anniversary of the Effective Date, the Company shall reimburse the Executive for (i) reasonable and necessary costs incurred by the Executive to maintain his residence within a reasonable commuting distance of the Company’s principal corporate offices and (ii) reasonable and necessary costs incurred by the Executive, his spouse and/or his children to travel between Santa Barbara, California and the Company’s principal corporate offices (“Housing and Travel Reimbursement”), up to a maximum amount of $10,000 per calendar month, after the Executive’s timely presentation of IRS- acceptable itemized and documented accounts of such expenses.

(c)	Legal Fees. No later than March 15, 2015, the Company shall reimburse Executive for his reasonable legal costs incurred in connection with negotiating this Agreement up to a maximum of $15,000.

Section 8.         Reimbursement of Business and Other Expenses.

Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such business expenses incurred in connection therewith, subject to timely presentation of IRS-acceptable itemized and documented accounts of such expenses in accordance with the Company’s business expense reimbursement policies. To the extent subject to Section 409A of the Code, all such reimbursements under Sections 7 and 8 will be made in any event no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. The expenses reimbursed by the Company during any taxable year of Executive will not affect the expenses reimbursed by the Company in another taxable year. Further, this right to reimbursement is not subject to liquidation or exchange for another benefit.

Section 9.         Termination of Employment.

(a)	Termination Due to Death or Disability. In the event Executive’s employment with the Company is terminated due to his death or Disability (as defined below), Executive, his estate or his beneficiaries, as the case may be, shall be entitled to, and his or their sole remedies under this Agreement shall be:

(i) Base Salary through the date of death or Disability, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment as a result of death or Disability;

(ii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid) and not subject to Section 409A of the Code, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment as a result of death or Disability;

(iii) the immediate vesting of all unvested equity awards held by Executive as of the date of death or Disability; and

(iv) all other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

For purposes of this Agreement, the term “Disability” has the same meaning as provided in the long-term disability plan or policy maintained (or, if applicable, most recently maintained) by the Company or, if applicable, a Subsidiary (as defined below) or affiliate of the Company for Executive, whether or not Executive actually receives disability benefits under the plan or policy. If no long-term disability plan or policy was ever maintained on behalf of Executive, “Disability” means “Permanent and Total Disability” as defined in Section 22(e)(3) of the Code. In a dispute, the determination whether Executive has suffered a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which that Disability relates.

(b)	Termination by the Company for Cause.

(i)	“Cause” shall mean:

(A) Executive’s willful and material breach of Sections 11, 12, 13 or 14 of this Agreement;

(B) Executive is convicted of, or enters a plea of nolo contendere to, a felony involving fraud, theft, embezzlement, dishonesty or moral turpitude;

(C) Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, willful violation of the Company’s code of conduct, or willfully fails to follow reasonable and lawful directives of the Board which are consistent with this Agreement resulting, in either case, in material harm to the financial condition or reputation of the Company, provided that Executive will be given 30 calendar days’ written notice and opportunity to cure such breach, to the extent capable of being cured; or

(D) Executive engages in an act or series of acts constituting misconduct resulting in a misstatement of the Company’s financial statements due to material non- compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes Oxley Act of 2002.

For purposes of this Agreement, an act or failure to act on Executive’s part shall be considered “willful” if it was done or omitted to be done by him intentionally and not in good faith, and shall not include any act or failure to act resulting from any incapacity of Executive.

(ii) A termination for Cause shall not take effect until a determination by the Board that, in its judgment, grounds for termination of Executive for Cause exist, and Executive is provided a written statement of the grounds for his termination and the reasons supporting such stated grounds.

(iii) In the event the Company terminates Executive’s employment for Cause, he shall be entitled to:

(A) Base Salary through the date of the termination of his employment for Cause, which shall be paid in a single lump sum at the time set out in Section 9(i) and (k) if such provisions are applicable with respect to such payment, or, if such provisions are not applicable, not later than 15 days following Executive’s termination of employment;

(B) any incentive awards earned as of December 31 of the prior year (but not yet paid) and not subject to Section 409A of the Code, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment; and

(C) other or additional benefits then due or earned in accordance with applicable plans or programs of the Company.

(c)	Termination by the Company Without Cause or Termination by Executive With Good Reason Prior to a Change in Control. In the event Executive’s employment with the Company is terminated without Cause (meaning Executive’s employment is terminated by the Company for any reason other than Cause (as defined in Section 9(b)), other than due to death or Disability, which termination shall be effective as of the date specified by the Company in a written notice to Executive, or in the event Executive terminates his employment with Good Reason (as defined below), in either case prior to a Change in Control (as defined below), Executive shall be entitled to:

(i) Base Salary through the date of termination of Executive’s employment, which shall be paid in a single lump sum at the time set out in Section 9(i) and (k) if such provisions are applicable with respect to such payment, or, if such provisions are not applicable, not later than 15 days following Executive’s termination of employment;

(ii) an amount equal to two (2) times the sum of (A) the Base Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or in the event a reduction in Base Salary is a basis for a termination with Good Reason, then the Base Salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to the cash bonus earned for the previous fiscal year or (y) Two Hundred and Eighteen Thousand, Seven Hundred Fifty Dollars ($218,750), which amount shall be payable in substantially equal monthly installments in accordance with the Company’s payroll practices for a period of 24 months beginning with the calendar month that immediately follows the Earliest Payment Date (the “Severance Period”) unless otherwise required to be paid in accordance with Section 9(i);

(iii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment subject to Section 409A of the Code;

(iv) should Executive elect continuance of group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and/or similar state or federal law or regulation, the Company will pay the full cost of such continued health insurance coverage for Employee and his eligible dependents until the first to occur of (x) the Executive’s attainment of alternative employment if such employment includes health insurance benefits or (y) the expiration of the Severance Period (the “Coverage Period”). Should employee’s entitlement to health insurance continuation coverage under COBRA expire prior to the end of the Coverage Period, the Company will arrange to provide, at the Company’s expense, the Executive and his eligible dependents with continued health insurance benefits substantially similar to those which the Executive and his eligible dependents received under COBRA until the end of the Coverage Period;

(v) the vesting of a number of the options and restricted shares that comprise the 2014 Equity Awards and the 2015 Equity Awards such that the total number, on a per grant basis, of such options and restricted shares that have vested, including all such options and restricted shares that have previously become vested, is equal to a number determined by multiplying the total amount, on a per grant basis, of such options and restricted shares originally granted by a fraction the numerator of which is the total number of whole months between the Effective Date and the date of termination and the denominator of which is 48; provided that any performance based restricted shares that would otherwise be deemed vested pursuant to this provision shall remain subject, on a pro rata basis across any not-yet-completed performance periods, to the satisfaction of the performance criteria related to such not-yet-completed performance periods. The following is an example of how this section is intended to work: Assume that the Executive is terminated without cause 16 months after the Effective Date and that the restricted share performance goal applicable to the 2015 performance period had been attained. In this instance, the total number of performance based shares (75,000) would be multiplied by 1/3 (i.e.,16 divided by 48), yielding 25,000. Given that the performance goal applicable to the 2015 performance period would have been attained, however, 18,750 shares would already have vested. This would leave a total of 6,250 (i.e., 25,000-18,750) shares that could be still be earned. Those 6,250 shares would be allocated to the three remaining performance periods, such that 2,083 could be earned if the 2016 performance target is attained, 2,083 would be earned if the 2017 performance targets is attained and 2,084 would be earned if the 2018 performance target is attained.

(vi) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

A termination with “Good Reason” shall mean a termination of Executive’s employment at his initiative as provided in this Section 9(c) following the occurrence, without Executive’s written consent, of one or more of the following events (except as a result of a prior termination):

(A) a material reduction in Executive’s Base Salary other than in connection with a proportionate reduction in the base salaries of all similarly situated senior level executive employees;

(B) a material diminution of Executive’s authority, responsibilities or duties, including without limitation his not being elected and re-elected to the Board during the Term or his no longer being the Chief Executive Officer of the Company; provided that the appointment by the Company of an Executive Chairman shall not without more be deemed to be Good Reason for purposes of this Agreement;

(C) any action or inaction occurs which constitutes a material breach by the Company of its obligations under this Agreement, including a failure to grant Executive the 2014 Equity Awards or the 2015 Equity Awards substantially in the manner contemplated by this Agreement whether such failure is due to the Committee’s decision not to grant such awards or otherwise.

For purposes of this Agreement, Good Reason shall not be deemed to have occurred unless (i) Executive provides the Company with notice of one of the conditions described above within 90 days of the existence of the condition, (ii) the Company is provided at least 30 days to cure the condition and fails to cure same within such 30 day period, unless such conduct is not reasonably subject to correction and (iii) Executive terminates employment within at least 150 days of the existence of the condition.

A	“Change in Control” shall be deemed to have occurred if:

(A) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 50% or more of the combined voting power of the Company’s or such subsidiary’s then outstanding securities;

(B) during any 12-month period, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C), or (D) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(C) the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(D) the consummation of a sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition).

For purposes of this definition:

The term “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

The term “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

The term “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 14(d) thereof.

(d) Voluntary Termination. In the event of a termination of employment by Executive on his own initiative, other than a termination due to death or a termination with Good Reason, Executive shall have the same entitlements as provided in Section 9(b)(iii) above for a termination for Cause.

(e)	Termination by the Company Without Cause or Termination by Executive With Good Reason Following a Change in Control. If Executive’s employment with the Company is terminated by the Company without Cause (which termination shall be effective as of the date specified by the Company in a written notice to Executive), other than due to death or Disability, or in the event Executive terminates his employment with Good Reason (as defined above), in either case within one year following a Change in Control (as defined above), Executive shall be entitled to:

(i) Base Salary through the date of termination of Executive’s employment, which shall be paid in a single lump sum at the time set out in Section 9(i) and (k) if such provisions are applicable with respect to such payment, or, if such provisions are not applicable, not later than 15 days following Executive’s termination of employment;

(ii) an amount equal to three (3) times the sum of (A) the Base Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or in the event a reduction in Base Salary is a basis for a termination with Good Reason, then the Base Salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to the cash bonus earned for the previous fiscal year or (y) Two Hundred and Eighteen Thousand, Seven Hundred Fifty Dollars ($218,750), which amount shall be payable in lump sum on the Earliest Payment Date, unless otherwise required to be paid in accordance with Section 9(i); provided, however, if the payments required to be made pursuant to this Section 9(e)(ii) are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) and the Change in Control does not constitute a “change in control event” within the meaning of Section 409A of the Code, then the payments under this Section 9(e)(ii) shall be made at the same time and in the same manner as required under Section 9(c)(ii);

(iii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid) and not subject to Section 409A of the Code, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;

(iv) should Executive elect continuance of group health insurance coverage under COBRA and/or similar state or federal law or regulation, the Company will pay the full cost of such continued health insurance coverage for Employee and his eligible dependents until the end of the Coverage Period. Should employee’s entitlement to health insurance continuation coverage under COBRA expire prior to the end of the Coverage Period, the Company will arrange to provide, at the Company’s expense, the Executive and his eligible dependents with continued health insurance benefits substantially similar to those which the Executive and his eligible dependents received under COBRA until the end of the Coverage Period; and

(v) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

(f)	No Mitigation; No Offset. In the event of any termination of employment, Executive shall be under no obligation to seek other employment; amounts due Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain.

(g)	Nature of Payments. Any amounts due under this Section 9 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(h)	No Further Liability; Release. In the event of Executive’s termination of employment, payment made and performance by the Company in accordance with this Section 9 shall, subject to Section 25 hereof, operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s rights under this Agreement. Other than payment and performance under this Section 9, and other than the rights of Executive that survive the termination of this Agreement, as provided in Section 25 hereof, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement in the event of Executive’s termination of employment. The Company conditions the payment of any severance or other amounts pursuant to this Section 9 upon (A) the delivery by Executive to the Company of a release in a form satisfactory to the Company, within such time following his termination of employment as will permit the release to become irrevocable on or before the Earliest Payment Date and (B) such release actually becoming irrevocable by the Earliest Payment Date.

(i)	Section 409A Specified Employee. If Executive is a “specified employee” for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Section 9 which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination (determined under Section 9(k)). Should this Section 9(i) result in a delay of payments to Executive, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as described in this Section 9, provided that any amounts that would have been payable earlier but for application of this Section 9(i) shall be paid in lump-sum on the 409A Payment Date.

(j)	Termination Without Cause Within 90 Days Prior to a Change in Control. Anything in this Agreement to the contrary notwithstanding, if Executive’s employment with the Company is terminated without Cause within 90 days prior to the date on which the Change in Control occurs, such termination shall be deemed to have occurred after a Change in Control for purposes of this Agreement; provided, however, that the benefits payable under Section 9(e)(ii) in this context shall also be made at the same time and in the same manner as required under Section 9(c)(ii).

(k)	Separation from Service. Anything in this Agreement to the contrary notwithstanding, no payment shall be made under this Section 9 unless the termination of employment that gives rise to the payment also constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations issued thereunder, and solely for purposes of making the payments called for under this Section 9, the first date as of which Executive has a separation from service shall be treated as the date his employment terminates.

Section 10.        Intentionally Omitted.

Section 11.        Confidentiality; Cooperation with Regard to Litigation; Non-Disparagement; Return of Company Materials.

(a)	During the Term and thereafter, Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information (as defined below), except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(b)	During the Term and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

(c)	“Confidential Information” shall mean all information regarding the Company, its activities, business or customers that is the subject of reasonable efforts by the Company to maintain its confidentiality, including (i) information concerning the business of the Company or any Subsidiary including information relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, and (ii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the employees of the Company and the Company’s employment practices. Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (B) regarding the Company’s business or industry properly acquired by Executive in the course of his career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

(d)	“Subsidiary” shall mean any corporation controlled directly or indirectly by the Company.

(e)	Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action, suit, or proceeding in which Executive makes claims against the Company or in which the Company makes claims against him, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities; and provided, further, that nothing contained in this Section 11(e) is intended to prevent Executive from exercising his constitutional right to avoid self-incrimination. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses (including legal fees and expenses) actually incurred in connection with his provision of testimony or assistance.

(f)	Executive agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Section 11(f) shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process or otherwise pursuing, in good faith, enforcement of their respective rights under this Agreement.

(g)	Executive recognizes that all Confidential Information and copies or reproductions thereof, relating to the Company’s operations and activities made or received by Executive in the course of his Employment are the exclusive property of the Company. Upon any termination of employment, Executive agrees to deliver any Company property and any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information that are held by Executive and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied in any tangible medium of expression, provided that the foregoing shall not prohibit Executive from retaining his personal phone directories and rolodexes.

Section 12.        Non-competition/Prior Employment Covenants.

(a)	During Executive’s employment by the Company, Executive shall refrain from, without the written consent of the Company, directly or indirectly, whether individually or as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or owner of or in any capacity with any corporation, partnership, business, company or other entity, carrying on or engaging in, or assisting another to carry on or engage in, any other business, work or activity similar to the business, work or activity of the Company or its affiliates. During the Restriction Period (as defined below), Executive shall refrain from, without the written consent of the Company, directly or indirectly, whether individually or as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than three percent shareholder of a publicly traded company) or owner of or in any capacity with any corporation, partnership, business, company or other entity, (i) carrying on or engaging in, or assisting another to carry on or engage in, any other business, work or activity similar to the business, work or activity of the Company (the “Restricted Business”) or its affiliates in the geographical areas listed on Attachment 1 (the “Restricted Areas”) in which the Company or its affiliates are then engaged in business, and (ii) soliciting customers of the Company or its affiliates in the Restricted Area. The Parties acknowledge that home health care and hospice are similar “businesses” for the purposes of this Section 12 and that the work and activity of the Company includes filing applications with Federal and state regulatory authorities in connection with establishing “start-up” home health care and hospice agencies. The Parties further acknowledge that the Company is expanding and in order to prevent ongoing, repetitious amendments to this Agreement solely for the purpose of updating the Restricted Areas, the Parties agree that the Restricted Areas, inclusive of Attachment 1, shall be self-amending to include all parishes, counties and States in which the Company conducts business or actively solicits business at any time during Executive’s employment with the Company and in no event shall such Restricted Areas be less than that contained in Attachment 1. The Parties intend and agree that Executive’s continued employment thereafter shall serve as the Parties’ constructive acceptance of an amendment to enlarge the Restricted Areas. The Parties agree and acknowledge that the foregoing shall not restrict Executive from, directly or indirectly, whether individually or as an employee, consultant, principal, agent, officer, director, partner, shareholder or owner of or in any capacity with any corporation, partnership, business, company or other entity who engages in a Restricted Business as long as (i) the Restricted Business is not the predominant business of such corporation, partnership, business, company or other entity, and (ii) a substantial portion of Executive’s duties do not include anything associated with the Restricted Business.

(b)	For the purposes of this Section 12, “Restriction Period” shall mean the period beginning with the Effective Date and ending with:

(i) in the case of a termination of Executive’s employment by the Company without Cause or a termination by Executive with Good Reason, pursuant to Section 9(c)(whether during or after the Term), the Restriction Period shall terminate 24 months from the date of such termination;

(ii) in the case of a termination of Executive’s employment for Cause pursuant to Section 9(b) or in the case of a voluntary termination of Executive’s employment pursuant to Section 9(d) above (whether during or after the Term), 24 months from the date of such termination;

(iii) in the case of a termination due to Disability pursuant to Section 9(a), 24 months from the date of the termination due to Disability;

(iv) in the case of any termination of Executive’s employment pursuant to Section 9(e) above, 24 months from the date of such termination.

(v) in the case of any termination of Executive’s employment upon or following the expiration of the Term, 12 months from the date of such termination; provided, however, that, during such 12 month period, the Company continues to pay to Executive his Base Salary, at the annualized rate in effect on the date of termination, for the twelve months beginning with the calendar month that immediately follows his date of termination. If the company elects not to continue to pay Executive’s Base Salary for any portion of the 12 months then the Restriction Period shall terminate immediately.

(c)	Executive represents and warrants to the Company that performance of Executive’s duties pursuant to this Agreement will not violate any agreements with or trade secrets of any other person or entity or previous employers, including without limitation agreements containing provisions against solicitation or competition.

Section 13.         Non-solicitation of Employees and Customers.

During the period beginning with the Effective Date and ending 24 months following the termination of Executive’s employment for any reason, Executive shall not induce: (i) employees of the Company or any Subsidiary to terminate their employment (provided, however, that the foregoing shall not be construed to prevent Executive from engaging in general non-targeted advertising for employees generally), or (ii) customers of the Company or any Subsidiary to terminate their relationship with the Company, within the Restricted Areas.

Section 14.         Standstill.

Executive agrees that for a period of 24 months from the date of Executive’s termination of employment for any reason, neither Executive nor any of his affiliates or persons or entities acting at his direction or with his assistance will, unless specifically invited in writing by the Board, acting by resolution approved by a majority of all members of the Board, directly or indirectly, in any manner (the obligations pursuant to this Section 14 being referred to as, the “Standstill”):

(a)	acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, tender offer, exchange offer, through the acquisition or control of another person or entity, or otherwise, any direct or indirect beneficial interest in any voting securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of the Company or any Subsidiary, other than the acquisition in the aggregate of less than one-half of one percent of the outstanding voting securities of the Company;

(b)	make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) of proxies or consents to vote, whether subject to or exempt from the proxy rules, or seek to advise, encourage or influence in any manner whatsoever any person or entity with respect to the voting of any voting securities of the Company or any Subsidiary;

(c)	initiate, propose or “solicit” (as such term is used in the proxy rules of the Securities and Exchange Commission) stockholders of the Company or any Subsidiary for the approval of stockholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act, or otherwise, or cause or encourage or attempt to cause or encourage others to initiate any such stockholder proposal; or otherwise communicate with the Company’s or its Subsidiaries’ stockholders or others in connection with the solicitation of proxies or consents or matters presented to the Company’s or its Subsidiaries’ stockholders;

(d)	form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company or the Subsidiaries;

(e)	acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible and intangible, of the Company or any Subsidiary or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company or any Subsidiary;

(f)	arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company or any Subsidiary;

(g)	otherwise act, alone or in concert with others, to seek to propose to the Company or any Subsidiary or any of their respective stockholders or make any public statement with respect to any merger, business combination, consolidation, sale, tender offer, exchange offer, restructuring, reorganization, dissolution, liquidation, recapitalization or other transaction involving the Company or any Subsidiary;

(h)	seek, alone or in concert with others, to control, change or influence the management, the Board or policies of the Company or any Subsidiary, or otherwise seek, alone or in concert with others, election or appointment to or representation on, or to nominate or propose the nomination of any candidate to, the Board or the removal of any member of the Board, or propose any matter to be voted upon by the stockholders of the Company or any Subsidiary;

(i)	make any publicly disclosed proposal, public statement, public inquiry or public disclosure of any intention, plan, or arrangement (whether written or oral) inconsistent with the foregoing, or make or disclose any request or proposal to amend, waive or terminate any provision of this Standstill or seek permission to or make any public announcement with respect to any provision of the Standstill; or

(j)	announce an intention to do, or to enter into any arrangement or understanding with others (whether written or oral) to do, or to finance, intentionally advise, enable, assist or encourage others to do any of the actions restricted or prohibited under clauses (a) through (j) of this Standstill, or take any action that might result in the Company having to make a public announcement regarding any of the matters referred to in clauses (a) through (j) of this Standstill, or otherwise intentionally take, or solicit, or cause or encourage others to take, any action inconsistent with the foregoing.

Section 15.         Remedies.

In addition to whatever other rights and remedies the Company may have at equity or in law (including without limitation, the right to seek monetary damages), if Executive breaches any of the provisions contained in Sections 11, 12, 13 or 14, the Company (a) shall have its rights under Section 10 of this Agreement, (b) shall, notwithstanding Section 16, have the right to immediately terminate all payments and benefits due under this Agreement (other than payments under Section 16 of this Agreement, to the extent that Executive’s right to indemnification was not triggered by Executive’s breach of this Agreement) and (c) shall, notwithstanding Section 16 of this Agreement, have the right to seek injunctive or other equitable relief, including but not limited to, the right to seek a temporary restraining order, preliminary injunction or permanent injunction, without the requirement to prove actual damages or to post any bond or other security. Executive hereby waves the requirement of posting bond or other security and acknowledges that such a breach of Sections 11, 12, 13 or 14 would cause irreparable injury and that money damages alone would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 11, 12, 13 or 14 has occurred.

Section 16.         Resolution of Disputes.

In the event that a Party to this Agreement has any claim, right or cause of action against another Party to this Agreement, which the Parties are unable to settle by agreement between themselves, such claim, right or cause of action, to the extent that the relief sought by such Party is for monetary damages or awards, will be determined by arbitration in accordance with the provisions of this Section 16. Except as provided in this Section 16, the arbitration will be conducted in accordance with the rules of the American Arbitration Association (the “AAA”). The arbitration and all arbitration proceedings shall be kept confidential

(a)	The Party claiming a cause of action or breach of this Agreement shall first provide the other Party with written notice of the breach. If the breach is not remedied within 15 days of said notice, the Party claiming the breach may request arbitration by serving upon the other a demand therefor, in writing, specifying the matter to be submitted to arbitration, and nominating a competent disinterested person to act as an arbitrator. Within 15 days after receipt of such written demand and nomination, the other Party will, in writing, nominate a competent disinterested person, and the two arbitrators so designated will, within 15 days thereafter, select a third arbitrator. The three arbitrators will give immediate written notice of such selection to the Parties and will fix in said notice a time and place of the meeting of the arbitrators which will be in Baton Rouge, Louisiana, where all proceedings will be conducted, and will be held as soon as conveniently possible (but in no event later than 45 days after the appointment of the third arbitrator), at which time and place the Parties to the controversy will appear and be heard with respect to the right, claim or cause of action. In case the notified Party or Parties will fail to make a selection upon notice within the time period specified, the Party asserting such claim will appoint an arbitrator on behalf of the notified Party. In the event that the first two arbitrators selected will fail to agree upon a third arbitrator within 15 days after their selection, then such arbitrator may, upon application made by either of the Parties to the controversy, be appointed by the AAA.

(b)

Each Party will present such testimony, examinations and investigations in accordance with such procedures and regulations as may be determined by the arbitrators and will also recommend to the arbitrators a monetary award to be adopted by the arbitrators as the complete disposition of such claim, right or cause of action. After hearing the Parties in regard to the matter in dispute, the arbitrators will make their determination with respect to such claim, right or cause of action, within 30 days of the completion of the examination, by majority decision signed in writing (together with a brief written statement of the reasons for adopting such recommendation), and will deliver such written determination to each of the Parties. The decision of said arbitrators, absent fraud, duress or manifest error, will be final and binding upon the Parties to such controversy and may be enforced in any court of competent jurisdiction. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators. The arbitrators shall not award any punitive damages. If any of the arbitrators selected hereunder should die, resign or be unable to perform his or her duties hereunder, the remaining arbitrators or the AAA shall select a replacement arbitrator. The procedure set forth in this Section for selecting the arbitrators shall be followed from time to time as necessary. As to any claim, controversy, dispute or disagreement that under the terms hereof is made subject to arbitration, no lawsuit based on such matters shall be instituted by any of the Parties, other than to compel arbitration proceedings or enforce the award of a majority of the arbitrators. All privileges under Louisiana and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Louisiana law.

(c)	The Company shall be responsible for advancing the cost of the arbitrators as well as the other costs of the arbitration. Each Party will pay the fees and expenses of its own counsel, except that with respect to those claims for which Executive is ultimately the prevailing party, the Company shall reimburse all of Executive’s reasonable out-of- pocket legal fees and expenses incurred in connection with asserting or defending against claims as to which Executive prevails within thirty (30) days of receipt of a written demand accompanied by reasonable documentation in support thereof. Notwithstanding the foregoing, such reimbursements will be made in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred; the expenses reimbursed by the Company during any taxable year of Executive will not affect the expenses reimbursed by the Company in another taxable year; and this right to reimbursement is not subject to liquidation or exchange for another benefit.

(d)	Notwithstanding any other provisions of this Section 16, in the event that a Party against whom any claim, right or cause of action is asserted commences, or has commenced against it, bankruptcy, insolvency or similar proceedings, the Party or Parties asserting such claim, right or cause of action will have no obligations under this Section 16 and may assert such claim, right or cause of action in the manner and forum it deems appropriate, subject to applicable laws. No determination or decision by the arbitrators pursuant to this Section 16 will limit or restrict the ability of any Party hereto to obtain or seek in any appropriate forum, any relief or remedy that is not a monetary award or money damages.

(e)	Notwithstanding any other provisions of this Section 16, if the Company is seeking injunctive or other equitable relief from a dispute arising under or in connection with Sections 11, 12, 13 or 14, the arbitration requirements of this Section 15 shall not apply.

(f)	Any court proceedings relating to this Agreement shall be filed exclusively in the federal and state courts domiciled in Louisiana, and the Parties hereto consent to the venue and jurisdiction of such courts.

Section 17.         Indemnification Agreement.

The Company and Executive shall, within 30 days of entering into this Agreement, enter into an indemnification agreement similar in all material respects to the indemnification agreement for directors the Company has on file with the Securities and Exchange Commission as of the date of this Agreement.

Section 18.         Potential Reduction in Payments

(a)	Anything in this Agreement to the contrary notwithstanding, if any payment, distribution, or other benefit provided by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 18 would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either:

(i) delivered in full pursuant to the terms of this Agreement, or

(ii) delivered to such lesser extent as would result in no portion of the payments being subject to the Excise Tax as determined in accordance with Section 18(b).

(b)	The determination of whether Section 18(a)(i) or Section 18(a)(ii) shall be given effect shall be made by the Company on the basis of which of such clauses results in the receipt by the Executive of the greater Net After-Tax Receipt (as defined below) of the aggregate Payments; provided, however, that if the Net After-Tax Receipt of the aggregate Payments under Section 18(a)(i) does not exceed the Net After-Tax Receipt of the aggregate Payments under Section 18(a)(ii) by Twenty-Five Thousand Dollars ($25,000) or greater, Section 18(a)(ii) automatically shall be given effect. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(c)	If Section 18(a)(ii) is given effect, the reduction shall be accomplished first by reducing cash Payments under Section 9(e)(ii) of this Agreement and then by forfeiting any equity- based awards that vest and become payable under Section 9(e)(iv) of this Agreement, starting with the most recent equity-based awards that vest pursuant to such section, to the extent necessary to accomplish such reduction.

(d)	Unless the Company and Executive otherwise agree in writing, any determination required under this Section 18 shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”), after due consideration of Executive’s comments with respect to the interpretation and application thereof, and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 18. The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 18.

Section 19.         Effect of Agreement on Other Benefits.

Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive’s participation in any other employee benefit or other plans or programs in which he currently participates.

Section 20.         Assignability: Binding Nature; Solidary Obligations.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with a Change of Control of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a Change of Control, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 26 below. Company and Holding are each solidarily liable with the other of them for such other’s obligations under this Agreement.

Section 21.         Representation.

Each of the Company and Holding represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. Executive hereby represents to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental conditions which would cause him not to be able to perform his duties hereunder.

Section 22.         Entire Agreement.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes any other agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including, without limitation any prior change in control agreement between the Parties.

Section 23.         Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

Section 24.         Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Specifically, but without limitation, the parties agree that if any court of competent jurisdiction or any arbitral panel finds that any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in Sections 11, 12, 13 or 14 is overly broad or unenforceable, then the Agreement should be reduced or amended to be enforceable to the maximum extent allowable under applicable law.

Section 25.        Survival.

Upon the termination of this Agreement, the respective rights and obligations of the Parties under this Agreement shall terminate, except that (a) the provisions of Sections 1 and 2, Sections 9(f), (g), (h), (i) and (k), and Sections 10 through 31 of this Agreement shall survive the termination of this Agreement and remain in full force and effect in accordance with their terms, and (b) the termination of this Agreement shall not affect any rights or obligations of the Parties accrued under the express terms of this Agreement prior to or in connection with such termination and, with respect to such surviving provisions and those that survive under Section 3, thereafter.

Section 26.        Beneficiaries/References.

Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

Section 27.        Governing Law/Exclusive Jurisdiction.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Louisiana without reference to principles of conflict of laws. Subject to Section 16 and in accordance with Section 15, the Company and Executive hereby consent and irrevocably submit to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for the Middle District of Louisiana or (ii) the Nineteenth Judicial District Court for the Parish of East Baton Rouge, State of Louisiana. The Parties agree that to the extent permitted, any lawsuit involving a dispute under this Agreement shall be filed and may proceed only in these referenced courts. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any jurisdictional, venue or inconvenient forum objection which it or he may now or hereafter have to these referenced courts. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied.

Section 28.        Notices.

Any notices given under this Agreement shall be in writing, and delivered or mailed, and if mailed, postage prepaid, certified, return receipt requested and addressed to the Company, to Holding and to Executive at the addresses set forth below, or such other addresses as the Parties may from time to time hereafter designate in writing, such notices to be effective upon receipt by the Party to whom such notice is addressed:

If to the Company:	AMEDISYS, INC. 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana, 70816 Attention: Chairman of the Board

with a copy to: General Counsel, at the same address

If to Holding:	AMEDISYS HOLDING, L.L.C. 5959 South Sherwood Forest Boulevard Baton Rouge, Louisiana 70816 Attention: Chairman of the Board

with a copy to: General Counsel, at the same address

If to Executive:	Paul B. Kusserow At the most recent address for the Executive on file with the Company

Section 29.        Captions.

The captions contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

Section 30.        Counterparts.

This Agreement may be executed in two or more counterparts.

Section 31.        Section 409A Compliance.

This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in accordance with such intention and in the least restrictive manner necessary to comply with such requirements (to the extent applicable) and without resulting in any diminution in the value of payments or benefits to Executive or Executive incurring any tax under Section 409A of the Code. If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A of the Code.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AMEDISYS, INC.

By:	/S/ Nathaniel M. Zilkha
Name:	Nathaniel M. Zilkha
Title:	Chairman of the Compensation Committee

AMEDISYS HOLDING, L.L.C.

By:	/S/ Ronald A. LaBorde
Name:	Ronald A. LaBorde
Title:	President

EXECUTIVE

/S/ Paul B. Kusserow
Paul B. Kusserow

ATTACHMENT 1

Restricted Areas

The following counties, parishes, cities and/or municipalities:

Alabama

Autauga	Conecuh	Houston	Morgan
Baldwin	Coosa	Jackson	Perry
Barbour	Covington	Jefferson	Pickens
Bibb	Crenshaw	Lamar	Pike
Blount	Cullman	Lauderdale	Randolph
Bullock	Dale	Lawrence	Russell
Butler	Dallas	Lee	Shelby
Calhoun	DeKalb	Limestone	St Clair
Chambers	Elmore	Lowndes	Sumter
Cherokee	Escambia	Macon	Talladega
Chilton	Etowah	Madison	Tallapoosa
Choctaw	Fayette	Marengo	Tuscaloosa
Clarke	Franklin	Marion	Walker
Clay	Geneva	Marshall	Washington
Cleburne	Greene	Mobile	Wilcox
Coffee	Hale	Monroe	Winston
Colbert	Henry	Montgomery

Arizona

Maricopa	Pima	Pinal	Yuma

Arkansas

Arkansas	Howard	Monroe	Sharp
Baxter	Independence	Perry	St. Francis
Benton	Izard	Pike	Stone
Cleburne	Jackson	Poinsett	Van Buren
Conway	Johnson	Polk	Washington
Crawford	Lawrence	Prairie	White
Cross	Lee	Randolph	Woodruff
Faulkner	Little River	Scott	Yell
Franklin	Logan	Searcy
Fulton	Lonoke	Sebastian
Greene	Marion	Sevier

California

Alameda	Contra Costa	Marin	San Benito
San Francisco	San Mateo	Santa Clara	Santa Cruz

Connecticut

Fairfield	Litchfield	New Haven	Tolland
Hartford	Middlesex	New London	Windham

Delaware

Kent	New Castle	Sussex

District of Columbia

City of Washington

Florida

Alachua	Escambia	Jefferson	Polk
Baker	Flagler	Lafayette	Putnam
Bay	Franklin	Lake	St Johns
Bradford	Gadsden	Lee	Santa Rosa
Brevard	Gilchrist	Leon	Sarasota
Broward	Glades	Levy	Seminole
Calhoun	Gulf	Liberty	Sumter
Charlotte	Hamilton	Madison	Suwannee
Citrus	Hardee	Manatee	Taylor
Clay	Hendry	Marion	Union
Collier	Hernando	Nassau	Volusia
Columbia	Highlands	Okaloosa	Wakulla
DeSoto	Hillsborough	Orange	Walton
Dixie	Holmes	Osceola	Washington
Duval	Jackson

Georgia

Appling	Cook	Jackson	Quitman
Atkinson	Coweta	Jasper	Rabun
Bacon	Crawford	Jeff Davis	Randolph
Baldwin	Dade	Jones	Richmond
Banks	Dawson	Lamar	Rockdale
Barrow	DeKalb	Laurens	Schley
Bartow	Douglas	Liberty	Spalding
Ben Hill	Effingham	Long	Stephens
Berrien	Elbert	Lowndes	Stewart
Bibb	Emanuel	Lumpkin	Sumter
Brantley	Evans	Macon	Talbot
Bryan	Fannin	Madison	Tattnall
Butts	Fayette	Marion	Taylor
Candler	Floyd	Meriwether	Tift
Carroll	Forsyth	Monroe	Toombs
Catoosa	Franklin	Montgomery	Towns
Charlton	Fulton	Morgan	Treutlen
Chatham	Gilmer	Murray	Troup
Chattahoochee	Gordon	Muscogee	Turner
Chattanooga	Greene	Newton	Union
Chattooga	Gwinnett	Oconee	Upson
Cherokee	Habersham	Oglethorpe	Walker
Clarke	Hall	Paulding	Walton
Clay	Haralson	Pickens	Ware
Clayton	Harris	Pierce	Wheeler
Clinch	Hart	Pike	White
Cobb	Heard	Polk	Whitfield
Coffee	Henry	Pulaski	Wilkinson
Colquitt	Irwin	Putnam	Worth
Columbia

Illinois

Bond	Ford	Lake	Randolph
Boone	Grundy	LaSalle	St Clair
Clinton	Iroquois	Livingston	Washington
Cook	Kane	Madison	Will
DeKalb	Kankakee	McHenry	Winnebago
DuPage	Kendall	Monroe

Indiana

Adams	Harrison	Lawrence	Ripley
Allen	Hendricks	Marion	St Joseph
Blackford	Howard	Marshall	Scott
Brown	Huntington	Martin	Shelby
Clark	Jackson	Monroe	Starke
Clay	Jasper	Morgan	Steuben
Crawford	Jay	Newton	Sullivan
Daviess	Jefferson	Noble	Vermillion
DeKalb	Jennings	Orange	Vigo
Elkhart	Johnson	Owen	Wabash
Floyd	Kosciusko	Parke	Washington
Fulton	LaGrange	Porter	Wells
Grant	Lake	Pulaski	Whitley
Greene	LaPorte	Putnam

Kansas

Barber	Elk	Kingman	Reno
Butler	Greenwood	Marion	Sedgwick
Chase	Harper	McPherson	Stafford
Cowley	Harvey	Pratt	Sumner

Kentucky

Adair	Clark	Henry	Oldham
Allen	Clinton	Jefferson	Owen
Anderson	Cumberland	Jessamine	Pendleton
Barren	Daviess	Kenton	Powell
Bath	Estill	Laurel	Pulaski
Bell	Fayette	Lincoln	Scott
Boone	Franklin	Logan	Shelby
Bourbon	Garrard	Madison	Simpson
Boyd	Grayson	Meade	Spencer
Boyle	Green	Menifee	Taylor
Breckinridge	Greenup	Mercer	Trimble
Bullitt	Hardin	Monroe	Warren
Campbell	Harrison	Montgomery	Woodford
Casey	Hart	Nicholas

Louisiana

Acadia	E Baton Rouge	Madison	St Landry
Allen	E Carroll	Morehouse	St Martin
Ascension	E Feliciana	Natchitoches	St Mary
Assumption	Evangeline	Orleans	St Tammany
Avoyelles	Franklin	Ouachita	Tangipahoa
Beauregard	Grant	Plaquemines	Tensas
Bienville	Iberia	Pointe Coupee	Terrebonne
Bossier	Iberville	Rapides	Union
Caddo	Jackson	Red River	Vermilion
Calcasieu	Jefferson	Richland	Vernon
Caldwell	Jefferson Davis	Sabine	Washington
Cameron	Lafayette	St Bernard	Webster
Catahoula	Lafourche	St Charles	W Baton Rouge
Claiborne	La Salle	St Helena	W Carroll
Concordia	Lincoln	St James	W Feliciana
DeSoto	Livingston	St John the Baptist	Winn

Maine

Androscogin	Hancock	Penobscot	Somerset
Cumberland	Kennebec	Piscataquis	Waldo
Franklin	Oxford	Sagadahoc	York

Maryland

Anne Arundel	Cecil	Montgomery	Wicomico
Baltimore	Dorchester	Prince Georges	Worcester
Baltimore City	Harford	Somerset
Carroll	Howard	Talbot

Massachusetts

Barnstable	Essex	Hampshire	Plymouth
Berkshire	Franklin	Middlesex	Suffolk
Bristol	Hampden	Norfolk	Worcester

Mississippi

Claiborne	Jackson	Madison	Smith
Clarke	Jasper	Marion	Stone
Copiah	Jefferson	Neshoba	Walthall
Covington	Jefferson Davis	Newton	Warren
Forrest	Jones	Pearl River	Wayne
George	Kemper	Perry	Yazoo
Hancock	Lamar	Rankin
Harrison	Lauderdale	Scott
Hinds	Lawrence	Sharkey
Issaquena	Leake	Simpson

Missouri

Barry	Franklin	New Madrid	St Louis City
Barton	Greene	Newton	Stoddard
Bollinger	Henry	Ozark	Stone
Butler	Hickory	Pemiscot	Taney
Camden	Iron	Perry	Vernon
Cape Girardeau	Jasper	Pike	Warren
Carter	Jackson	Polk	Washington
Cass	Jefferson	Ray	Wayne
Cedar	Johnson	Reynolds	Webster
Christian	Laclede	Ripley	Wright
Clay	Lafayette	Scott
Crawford	Lawrence	St Charles
Dade	Lincoln	St Clair
Dallas	Madison	St Francois
Douglas	McDonald	St Genevieve
Dunklin	Mississippi	St Louis

New Hampshire

Belknap	Coos	Hillsboro	Strafford
Carroll	Essex, MA	Merrimack	Sullivan
Cheshire	Grafton	Rockingham	York, ME

New Jersey

Bergen	Hudson

New York

Chautauqua	Nassau	Niagara	Suffolk
Erie

North Carolina

Alamance	Franklin	Mecklenburg	Scotland
Bladen	Gaston	Montgomery	Stokes
Brunswick	Granville	Moore	Surry
Cabarrus	Greene	Nash	Tyrell
Caswell	Guilford	New Hanover	Vance
Catawba	Halifax	Orange	Wake
Chatham	Harnett	Person	Warren
Cleveland	Hoke	Pender	Washington
Columbus	Iredell	Randolph	Wayne
Cumberland	Johnston	Richmond	Wilson
Davidson	Lee	Robeson	Yadkin
Davie	Lenoir	Rockingham
Durham	Lincoln	Rowan
Forsyth	Martin	Sampson

Ohio

Athens	Harrison	Megis	Nobile
Belmont	Jefferson	Monroe	Washington
Guernsey

Oklahoma

Adair	Grady	Muskogee	Pottawatomie
Alfalfa	Grant	Noble	Rogers
Blaine	Hughes	Nowata	Seminole
Caddo	Kay	Okfuskee	Sequoyah
Canadian	Kingfisher	Oklahoma	Tulsa
Cherokee	Leflore	Okmulgee	Wagoner
Cleveland	Lincoln	Osage	Washington
Craig	Logan	Ottawa	Woods
Creek	Major	Pawnee
Delaware	Mayes	Payne
Garfield	McClain	Pontotoc

Oregon

Clackamas	Douglas	Multnomah	Washington
Columbia	Marion	Polk	Yamhill

Pennsylvania

Adams	Butler	Fayette	Mercer
Allegheny	Chester	Greene	Perry
Armstrong	Clarion	Lancaster	Somerset
Beaver	Cumberland	Lawrence	Venango
Berks	Dauphin	Lebanon	Washington
Westmorland
York

Puerto Rico

Canovanas	Culebra	Loiza	San Juan
Carolina	Fajardo	Luquillo	Trujillo Alto
Ceiba	Guaynabo	Rio Grande	Vieques

Rhode Island

Bristol	Newport	Providence	Washington
Kent

South Carolina

Abbeville	Chesterfield	Hampton	Oconee
Aiken	Clarendon	Horry	Orangeburg
Allendale	Colleton	Jasper	Pickens
Anderson	Darlington	Kershaw	Richland
Bamberg	Dillon	Lancaster	Saluda
Barnwell	Dorchester	Laurens	Spartanburg
Beaufort	Edgefield	Lee	Sumter
Berkeley	Fairfield	Lexington	Union
Calhoun	Florence	Marion	Williamsburg
Charleston	Georgetown	Marlboro	York
Cherokee	Greenville	McCormick
Chester	Greenwood	Newberry

Tennessee

Anderson	Fayette	Knox	Roane
Bedford	Fentress	Lauderdale	Robertson
Benton	Franklin	Lewis	Rutherford
Bledsoe	Gibson	Lincoln	Scott
Blount	Giles	Loudon	Sequatchie
Bradley	Grainger	Macon	Sevier
Campbell	Greene	Madison	Shelby
Cannon	Grundy	Marion	Smith
Carroll	Hamblen	Marshall	Stewart
Carter	Hamilton	Maury	Sullivan
Cheatham	Hancock	McMinn	Sumner
Chester	Hardeman	McNairy	Tipton
Claiborne	Hardin	Meigs	Trousdale
Clay	Hawkins	Monroe	Unicoi
Cocke	Haywood	Montgomery	Union
Coffee	Henderson	Moore	Van Buren
Crockett	Henry	Morgan	Warren
Cumberland	Hickman	Obion	Washington
Davidson	Houston	Overton	Weakley
DeKalb	Humphreys	Pickett	White
Decatur	Jackson	Polk	Williamson
Dickson	Jefferson	Putnam	Wilson
Dyer	Johnson	Rhea

Texas

Atascosa	Comal	Hays	Wilson
Bandera	Gonzales	Kendall
Bexar	Guadalupe	Medina

Virginia

Albemarle	Dinwiddie	Lexington City	Richmond
Alleghany	Essex	Louisa	Richmond City
Amelia	Fauquier	Lunenburg	Roanoke City
Amherst	Floyd	Lynchburg City	Rockbridge
Appomattox	Fluvanna	Madison	Rockingham
Augusta	Franklin	Martinsville City	Russell
Bedford	Franklin City	Mathews	Salem
Bedford City	Fredericksburg City	Mecklenburg	Scott
	Galax City	Middlesex	Shenandoah
Botetourt	Giles	Montgomery	Smyth
Bristol City	Gloucester	Nelson	Southampton
Brunswick	Goochland	New Kent	Spotsylvania
Buchanan	Grayson	Newport News City	Stafford
Buckingham	Greene	Norfolk City	Staunton City
Buena Vista City	Greensville	Northampton	Suffolk City
Campbell	Halifax	Northumberland	Surry
Caroline	Hampton City	Nottoway	Sussex
Carroll	Hanover	Orange	Tazewell
Charles City	Harrisonburg	Page	Virginia Beach City
Charlotte	Henrico	Patrick	Washington
Charlottesville	Henry	Petersburg City	Waynesboro City
Chesapeake City	Highland	Pittsylvania	Westmoreland

Chesterfield	Hopewell City	Poquoson City	Williamsburg City
Colonial Heights	Isle Of Wight	Portsmouth City	Wise
Covington	James City	Powhatan	Wythe
Craig	King and Queen	Prince Edward	York
Culpeper	King George	Prince George
Cumberland	King William	Prince William
Danville City	Lancaster	Pulaski
Dickenson	Lee	Radford

Washington

Benton	Franklin	Walla Walla

West Virginia

Barbour	Jackson	Monroe	Summers
Boone	Kanawha	Nicholas	Taylor
Brooke	Lewis	Ohio	Tucker
Cabell	Lincoln	Pendleton	Tyler
Calhoun	Logan	Pleasants	Upshur
Clay	Marion	Pocahontas	Webster
Doddridge	Marshall	Preston	Wetzel
Fayette	Mason	Putnam	Wirt
Gilmer	McDowell	Raleigh	Wood
Grant	Mercer	Ritchie	Wyoming
Greenbrier	Mingo	Roane
Harrison	Monongalia

Wisconsin

Brown	Kewaunee	Oconto	Shawano
Calumet	Manitowoc	Outagamie	Winnebago

EXHIBIT A:

FORM OF RESTRICTED STOCK AWARD AGREEMENT UNDER THE

AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

Amedisys, Inc. (the “Company”) hereby grants to Paul B. Kusserow (“Grantee”) 75,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which shall be subject to time-vesting conditions as provided in this Agreement (the “Agreement”) and in all respects subject to the terms and conditions of the Company’s 2008 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given them in the Plan.

1.	Nature of Award. This award is an award of restricted stock subject to the Plan.

2.	Purchase Price. Grantee shall not be required to pay the Company for the issuance of the Shares.

3.	Grant Date. The Shares shall be granted as of [December , 2014].

4.	Forfeiture/Accelerated Vesting. All Shares granted in accordance with the terms of this Agreement shall be subject to the forfeiture and accelerated vesting provisions contained in the employment agreement by and between the Grantee and the Company dated December 11, 2014 (the “Employment Agreement”).

5.	Issuance of Shares. The Shares shall be issued and escrowed, pending the vesting of the Shares, pursuant to the provisions of Sections 5, 6 and 7 hereof and in accordance with the Plan, as follows:

(i)	Issuance. The Company shall cause the Company’s transfer agent to issue the Shares in book entry form in the name of Grantee.

(ii)	Escrow of Shares. The shares shall be held in escrow by the Company until such time as (a) Grantee becomes vested in the Shares in accordance with the provisions of this Agreement and (b) the Company delivers Shares that have vested to Grantee.

(iii)	Vesting. Subject to Section 4 of this Agreement, the Shares shall vest, if at all, in accordance with the following schedule: 18,750 of the Shares shall vest on the first through fourth anniversaries of the Grant Date (each such date, a “Vesting Date”), provided that on each such Vesting Date, the Grantee is still employed by the Company. For avoidance of doubt, except as expressly provided in the Employment Agreement, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and vesting shall occur only on the applicable Vesting Date pursuant to this Section 5(iii).

(iv)	Delivery. Vested Shares shall be delivered in book entry form, free of all restrictions, to Grantee or to his/her legal representative, beneficiary or heir.

6.	Restrictions on Issuance and Transferability. Shares may not be issued if such issuance would constitute a violation of any applicable federal or state securities or other laws or regulations or any rules or regulations of any stock exchange on which the Common Stock may be listed. Additionally, the Shares may not be transferred, pledged, hypothecated, sold, or otherwise alienated or encumbered until such time as they are vested, delivered to Grantee by the Company and the restrictions validly removed.

7.	Legend. The Shares shall be issued in book entry form. The book entry (or record of ownership) shall bear a legend in substantially the following form:

The transferability of the shares of Common Stock held in the name of the registered owner is restricted by and the subject to the terms and conditions (including conditions of forfeiture) contained in the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan, and in an Agreement entered into between the registered owner and the Company. Copies of the Plan and the Agreement are on file in the office of the Secretary of the Company.

8.	Rights as Stockholder. Except as otherwise provided in this Section 8, during the term hereof, Grantee shall have all the rights of a stockholder with respect to the Shares, including without limitation, the right to vote such Shares. Dividends paid with respect to the Shares in cash, Common Stock or other property or rights to acquire Common Stock in the Company shall be paid to Grantee on the Vesting Date of the Shares to which the dividend relates.

9.	Non-Transferability of Award. During the lifetime of Grantee, the Shares may only be issued in the name of Grantee. This Agreement is not assignable or transferable otherwise than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders. The terms of this Agreement shall be binding on Grantee’s heirs and successors and on the administrators and executors of Grantee’s estate.

10.	Independent Legal and Tax Advice. Grantee has had the opportunity to obtain independent legal and tax advice regarding the grant and exercise of this Agreement and the disposition of any Shares acquired thereby. By executing this Agreement, Grantee hereby agrees to remit when due any federal or state income or other taxes, which are required to be withheld or that may otherwise be levied against Grantee as a result of this Agreement. Grantee may satisfy this obligation to remit taxes in whole or in part by electing (the “Election”) to have the Company withhold Shares upon vesting, which Shares shall have a value equal to the dollar amount required to be withheld or paid to satisfy such tax obligations. For purposes of this Section 10, the minimum statutory tax withholding rate coincides with the rates applicable to supplemental taxable income in all relevant taxing jurisdictions (e.g., for federal, state and local tax purposes, including payroll taxes). No Shares may be withheld to pay tax obligations in excess of the minimum statutory tax withholding requirements. The value of the Shares withheld shall be based on the Fair Market Value of Shares on the date that the amount of tax to be withheld or paid shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election or may suspend or terminate the right to make Elections. If a Grantee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to Shares, an Election is not permitted to be made.

11.	Amendment. This Agreement may not be amended, modified or waived except by a written instrument signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

12.	Notice. Any notice to the Company provided for in this Agreement shall be addressed to Amedisys, Inc. at its principal business address in care of the Corporate Secretary of the Company, and any notice to the Grantee will be addressed to the Grantee at the current address shown on the books and records of the Company. Any notice shall be sent by registered or certified mail or overnight courier service.

13.	Governing Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the laws of the State of Delaware.

14.	Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and Grantee, other than the Employment Agreement, regarding the grant of any nonvested stock contemplated hereby.

15.	Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his/her spouse with respect to this Agreement and the Shares, and the parties to this Agreement shall act in all matters as if Grantee was the sole owner of this Agreement and the Shares. This appointment is coupled with an interest and is irrevocable.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

2

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Grantee has executed this Agreement effective as of the Grant Date.

AMEDISYS, INC.

BY:
Nathaniel M. Zilkha
Chairman of the Compensation Committee

GRANTEE

Paul B. Kusserow

3

EXHIBIT B:

FORM OF STOCK OPTION AWARD AGREEMENT UNDER THE

AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

This Stock Option Agreement (this “Agreement”), dated as of [December     , 2014] (the “Grant Date”), is by and between Amedisys, Inc., a Delaware corporation (the “Company”), and Paul B. Kusserow (the “Award Recipient”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company has established and maintains its 2008 Omnibus Incentive Compensation Plan (the “Plan”) for the benefit of its employees;

WHEREAS, the Award Recipient is employed as the President and Chief Executive Officer of the Company;

WHEREAS, pursuant to the terms of the Employment Agreement by and between the Award Recipient and the Company dated December 11, 2014 (the “Employment Agreement”), the Company wishes to grant to the Award Recipient Non-Qualified Stock Options (“Options”) under the terms of the Plan, subject to certain restrictions and limitations; and

WHEREAS, the Award Recipient desires to receive a grant of such Options from the Company;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Award Recipient agree as follows:

1.	Grant of Options.

(a)	Number of Options and Exercise Price. The Company hereby grants to the Award Recipient, effective as of the Grant Date, 250,000 Options under the Plan, each such Option contingently entitling the Award Recipient to purchase one share of the Company’s common stock, $0.001 par value per share (the “Stock”), at an exercise price of [insert closing market price on grant date] per share (the “Exercise Price”), subject to the vesting schedules and other terms and conditions set forth below. Unless and until the Options will have vested pursuant to Section 1(b) of this Agreement, the Award Recipient will have no right to purchase any shares of Stock pursuant to Section 2 of this Agreement.

(b)	Vesting Schedule. Subject to Section 6 of this Agreement, the Options granted under Section 1(a) shall vest, if at all, in accordance with the following schedule: 62,500 of the Options shall vest on the first through fourth anniversaries of the Grant Date (each such date, a “Vesting Date”), provided that on each such Vesting Date, the Award Recipient is still employed by the Company. For avoidance of doubt, except as expressly provided in the Employment Agreement, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and vesting shall occur only on the applicable Vesting Date pursuant to this Section 1(b).

2.	Exercise of Option.

(a)

Method of Exercise. The Options may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Stock that would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the Award Recipient has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C) and (ii) by executing such documents as the Company may reasonably request. Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Award Recipient. No shares of Stock shall be issued and no certificate representing Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 8, have been paid (or arrangement made for such payment to the Company’s satisfaction).

(b)	Transfer of Shares. No shares of Stock will be issued pursuant to the exercise of this Option unless such issuance and exercise compiles with relevant provisions of law (including federal and state securities laws) and the requirements of any stock exchange upon which the Stock may then be listed.

3.	Type of Option. This Option is a Non-Qualified Stock Option and is not intended to be treated as a stock option described in subsection (b) of Section 422 of the Code.

4.	Term of Option/ Expiration Date. The term of this Option shall be for a period of ten (10) years from the Grant Date set forth above. Subject to Section 6, this Option will terminate upon the termination of the Award Recipient’s employment with the Company. If such termination is not for Cause (as defined in the Employment Agreement), the Award Recipient will have until the earlier of [insert date that is 10 years from the date of grant] and the 90th day following the Award Recipient’s termination of employment to exercise any options that were vested as of the date of termination of employment. If the Award Recipient’s employment is terminated for Cause, this entire Option shall terminate immediately upon his termination.

5.	Restrictions on Transfer. During the lifetime of the Award Recipient, the Options may be exercised only by the Award Recipient. This Agreement and the Options are not assignable or transferable other than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders. The terms of this Agreement shall be binding on the Award Recipient’s heirs and successors and on the administrators and executors of the Award Recipient’s estate. Any attempt to transfer the Award Recipient’s rights under this Agreement or the Options granted hereby other than in accordance with the provisions of this Section 5 shall cause all rights of the Award Recipient hereunder to be immediately forfeited.

6.	Forfeiture/Accelerated Vesting. All Options and underlying shares of Stock shall be subject to the forfeiture and accelerated vesting provisions contained in the Employment Agreement.

7.	Rights as Stockholder. The Award Recipient shall have none of the rights of a stockholder with respect to any Stock subject to the Option until such Stock shall be issued upon the exercise of the Option.

8.	Withholding. Prior to the issuance or delivery of any shares of Stock in connection with the exercise of the Options, payment must be made by the Award Recipient of any federal, state, local or other taxes that may be required to be withheld or paid in connection with such exercise. The Award Recipient may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Stock having an aggregate Fair Market Value, determined as of the date that the amount of tax is to be withheld or paid (the “Tax Date”), equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (D) a cash payment by a broker-dealer acceptable to the Company to whom the Award Recipient has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C). Shares of Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Award Recipient.

2

9.	Plan Incorporated by Reference. This grant of Options is made pursuant to the Plan, and in all respects will be interpreted in accordance with the Plan. The Compensation Committee has the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder. The Award Recipient hereby acknowledges receipt from the Company of a copy of the current version of the Plan, which shall be deemed to be incorporated in and form a part hereof. The Award Recipient acknowledges that in the event of any conflict between the terms of this Agreement and the terms of the Plan, as the same may be amended and in effect from time to time, the terms of the Plan shall prevail.

10.	No Employment or Other Rights. This grant of Options does not confer upon the Award Recipient any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company to terminate the Award Recipient’s employment at any time, for any reason, with or without cause, or to decrease the Award Recipient’s compensation or benefits. This grant of Options is a one-time benefit and does not create any contractual or other right to receive additional Options or other benefits in lieu of Options in the future.

11.	Applicable Law. The validity, construction, interpretation and effect of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

12.	Notice. Any notice to the Company provided for in this Agreement shall be addressed to Amedisys, Inc. at its principal business address in care of the Corporate Secretary of the Company, and any notice to the Award Recipient will be addressed to the Award Recipient at the current address shown on the books and records of the Company. Any notice shall be sent by registered or certified mail or overnight courier service.

13.	Entire Agreement. This Agreement and the Plan contain the entire agreement between the Award Recipient and the Company regarding the grant of Options and supersede all prior arrangements or understandings, other than the Employment Agreement, with respect thereto.

14.	Amendment. This Agreement may not be amended, modified or waived except by a written instrument signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

15.	Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Award Recipient shall be treated as agent and attorney-in-fact for that interest held or claimed by his spouse with respect to this Agreement, the Options and any shares of Stock purchased and delivered in accordance with Section 2 or this Agreement, and the parties to this Agreement shall act in all matters as if the Award Recipient was the sole owner of this Agreement and the shares of Stock. This appointment is coupled with an interest and is irrevocable.

[Signature page follows below]

3

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Award Recipient has executed this Agreement effective as of the Grant Date.

AMEDISYS, INC.

BY:
Nathaniel M. Zilkha
Chairman of the Compensation Committee

AWARD RECIPIENT

Paul B. Kusserow

4

EXHIBIT C:

FORM OF RESTRICTED PERFORMANCE STOCK AWARD AGREEMENT UNDER THE

AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

Amedisys, Inc. (the “Company”) hereby grants to Paul B. Kusserow (“Grantee”) 75,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which shall be subject to performance-vesting conditions as provided in Schedule 1 of this Agreement (the “Agreement”) and in all respects subject to the terms and conditions of the Company’s 2008 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given them in the Plan.

1.	Nature of Award. This award is an award of restricted stock subject to the Plan.

2.	Purchase Price. Grantee shall not be required to pay the Company for the issuance of the Shares.

3.	Grant Date. The Shares shall be granted as of [ , 2015].

4.	Forfeiture/Accelerated Vesting. All Shares granted in accordance with the terms of this Agreement shall be subject to the forfeiture and accelerated vesting provisions contained in the employment agreement by and between the Grantee and the Company dated December 11, 2014 (the “Employment Agreement”).

5.	Issuance of Shares. The Shares shall be issued and escrowed, pending the vesting of the Shares, pursuant to the provisions of Sections 5, 6 and 7 hereof and in accordance with the Plan, as follows:

(i)	Issuance. The Company shall cause the Company’s transfer agent to issue the Shares in book entry form in the name of Grantee.

(ii)	Escrow of Shares. The shares shall be held in escrow by the Company until such time as (a) Grantee becomes vested in the Shares in accordance with the provisions of this Agreement and (b) the Company delivers Shares that have vested to Grantee.

(iii)	Vesting. Subject to Section 4 of this Agreement, the Shares shall vest, if at all, based on the certification by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) of the achievement of the Performance Measures set forth in Schedule 1 attached hereto, provided that on each applicable Vesting Date (as defined in Schedule 1), the Grantee is still employed by the Company. Subject to Section 4 above, within 60 days following the end of each Performance Period (as defined in Schedule 1), the Compensation Committee will determine whether the Performance Measures have been satisfied and notify the Grantee. For avoidance of doubt, except as expressly provided in the Employment Agreement, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and vesting shall occur only following the Compensation Committee’s certification that the Performance Measures have been achieved.

(iv)	Delivery. Vested Shares shall be delivered in book entry form, free of all restrictions, to Grantee or to his/her legal representative, beneficiary or heir.

6.	Restrictions on Issuance and Transferability. Shares may not be issued if such issuance would constitute a violation of any applicable federal or state securities or other laws or regulations or any rules or regulations of any stock exchange on which the Common Stock may be listed. Additionally, the Shares may not be transferred, pledged, hypothecated, sold, or otherwise alienated or encumbered until such time as they are vested, delivered to Grantee by the Company and the restrictions validly removed.

7.	Legend. The Shares shall be issued in book entry form. The book entry (or record of ownership) shall bear a legend in substantially the following form:

The transferability of the shares of Common Stock held in the name of the registered owner is restricted by and the subject to the terms and conditions (including conditions of forfeiture) contained in the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan, and in an Agreement entered into between the registered owner and the Company. Copies of the Plan and the Agreement are on file in the office of the Secretary of the Company.

8.	Rights as Stockholder. Except as otherwise provided in this Section 8, during the term hereof, Grantee shall have all the rights of a stockholder with respect to the Shares, including without limitation, the right to vote such Shares. Dividends paid with respect to the Shares in cash, Common Stock or other property or rights to acquire Common Stock in the Company shall be paid to Grantee on the Vesting Date of the Shares to which the dividend relates.

9.	Non-Transferability of Award. During the lifetime of Grantee, the Shares may only be issued in the name of Grantee. This Agreement is not assignable or transferable otherwise than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders. The terms of this Agreement shall be binding on Grantee’s heirs and successors and on the administrators and executors of Grantee’s estate.

10.	Independent Legal and Tax Advice. Grantee has had the opportunity to obtain independent legal and tax advice regarding the grant and exercise of this Agreement and the disposition of any Shares acquired thereby. By executing this Agreement, Grantee hereby agrees to remit when due any federal or state income or other taxes, which are required to be withheld or that may otherwise be levied against Grantee as a result of this Agreement. Grantee may satisfy this obligation to remit taxes in whole or in part by electing (the “Election”) to have the Company withhold Shares upon vesting, which Shares shall have a value equal to the dollar amount required to be withheld or paid to satisfy such tax obligations. For purposes of this Section 10, the minimum statutory tax withholding rate coincides with the rates applicable to supplemental taxable income in all relevant taxing jurisdictions (e.g., for federal, state and local tax purposes, including payroll taxes). No Shares may be withheld to pay tax obligations in excess of the minimum statutory tax withholding requirements. The value of the Shares withheld shall be based on the Fair Market Value of Shares on the date that the amount of tax to be withheld or paid shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election or may suspend or terminate the right to make Elections. If a Grantee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to Shares, an Election is not permitted to be made.

11.	Amendment. This Agreement may not be amended, modified or waived except by a written instrument signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

12.	Notice. Any notice to the Company provided for in this Agreement shall be addressed to Amedisys, Inc. at its principal business address in care of the Corporate Secretary of the Company, and any notice to the Grantee will be addressed to the Grantee at the current address shown on the books and records of the Company. Any notice shall be sent by registered or certified mail or overnight courier service.

13.	Governing Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the laws of the State of Delaware.

14.	Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and Grantee, other than the Employment Agreement, regarding the grant of any restricted stock contemplated hereby.

15.	Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his/her spouse with respect to this Agreement and the Shares, and the parties to this Agreement shall act in all matters as if Grantee was the sole owner of this Agreement and the Shares. This appointment is coupled with an interest and is irrevocable.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

2

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Grantee has executed this Agreement effective as of the Grant Date.

AMEDISYS, INC.

BY:
Nathaniel M. Zilkha
Chairman of the Compensation Committee

GRANTEE

Paul B. Kusserow

3

Exhibit A: Vesting Schedule for Shares Subject to Performance-Based Vesting Conditions

[To be inserted]

A-1

EXHIBIT D:

FORM OF PERFORMANCE STOCK OPTION AWARD AGREEMENT UNDER THE

AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

This Stock Option Agreement (this “Agreement”), dated as of [                    , 2015] (the “Grant Date”), is by and between Amedisys, Inc., a Delaware corporation (the “Company”), and Paul B. Kusserow (the “Award Recipient”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company has established and maintains its 2008 Omnibus Incentive Compensation Plan (the “Plan”) for the benefit of its employees;

WHEREAS, the Award Recipient is employed as the President and Chief Executive Officer of the Company;

WHEREAS, pursuant to the terms of the Employment Agreement by and between the Award Recipient and the Company dated December 11, 2014 (the “Employment Agreement”), the Company wishes to grant to the Award Recipient Non-Qualified Stock Options (“Options”) under the terms of the Plan, subject to certain restrictions and limitations; and

WHEREAS, the Award Recipient desires to receive a grant of such Options from the Company;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Award Recipient agree as follows:

1.	Grant of Options.

(a)	Number of Options and Exercise Price. The Company hereby grants to the Award Recipient, effective as of the Grant Date, 250,000 Options under the Plan, each such Option contingently entitling the Award Recipient to purchase one share of the Company’s common stock, $0.001 par value per share (the “Stock”), at an exercise price of [insert closing market price on grant date] per share (the “Exercise Price”), subject to the vesting schedules and other terms and conditions set forth below. Unless and until the Options will have vested pursuant to Section 1(b) of this Agreement, the Award Recipient will have no right to purchase any shares of Stock pursuant to Section 2 of this Agreement.

(b)	Vesting Schedule. Subject to Section 6 of this Agreement, the Options granted under Section 1(a) shall vest, if at all, based on the certification by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) of the achievement of the Performance Measures set forth in Schedule 1 attached hereto, provided that on each applicable Vesting Date (as defined in Schedule 1), the Award Recipient is still employed by the Company. Within 60 days following the end of each Performance Period (as defined in Schedule 1), the Compensation Committee will determine whether the Performance Measures have been satisfied and notify the Award Recipient. For avoidance of doubt, except as expressly provided in the Employment Agreement, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and vesting shall occur only following the Compensation Committee’s certification that the Performance Measures have been achieved.

2.	Exercise of Option.

(a)	Method of Exercise. The Options may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Stock that would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the Award Recipient has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C) and (ii) by executing such documents as the Company may reasonably request. Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Award Recipient. No shares of Stock shall be issued and no certificate representing Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 8, have been paid (or arrangement made for such payment to the Company’s satisfaction).

(b)	Transfer of Shares. No shares of Stock will be issued pursuant to the exercise of this Option unless such issuance and exercise compiles with relevant provisions of law (including federal and state securities laws) and the requirements of any stock exchange upon which the Stock may then be listed.

3.	Type of Option. This Option is a Non-Qualified Stock Option and is not intended to be treated as a stock option described in subsection (b) of Section 422 of the Code.

4.	Term of Option. The term of this Option shall be for a period of ten (10) years from the Grant Date set forth above. Subject to Section 6, this Option will terminate upon the termination of the Award Recipient’s employment with the Company. If such termination is not for Cause (as defined in the Employment Agreement), the Award Recipient will have until the earlier of [insert date that is 10 years from the date of grant] and the 90th day following the Award Recipient’s termination of employment to exercise any options that were vested as of the date of termination of employment. If the Award Recipient’s employment is terminated for Cause, this entire Option shall terminate immediately upon his termination.

5.	Restrictions on Transfer. During the lifetime of the Award Recipient, the Options may be exercised only by the Award Recipient. This Agreement and the Options are not assignable or transferable other than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders. The terms of this Agreement shall be binding on the Award Recipient’s heirs and successors and on the administrators and executors of the Award Recipient’s estate. Any attempt to transfer the Award Recipient’s rights under this Agreement or the Options granted hereby other than in accordance with the provisions of this Section 5 shall cause all rights of the Award Recipient hereunder to be immediately forfeited.

6.	Forfeiture/Accelerated Vesting. All Options and underlying shares of Stock shall be subject to the forfeiture and accelerated vesting provisions contained in the Employment Agreement.

7.	Rights as Stockholder. The Award Recipient shall have none of the rights of a stockholder with respect to any Stock subject to the Option until such Stock shall be issued upon the exercise of the Option.

8.

Withholding. Prior to the issuance or delivery of any shares of Stock in connection with the exercise of the Options, payment must be made by the Award Recipient of any federal, state, local or other taxes that may be required to be withheld or paid in connection with such exercise. The Award Recipient may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Stock having an aggregate Fair Market Value, determined as of the date that the amount of tax is to be withheld or paid (the “Tax Date”), equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (D) a cash payment by a broker-dealer acceptable to the Company

2

to whom the Award Recipient has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C). Shares of Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Award Recipient.

9.	Plan Incorporated by Reference. This grant of Options is made pursuant to the Plan, and in all respects will be interpreted in accordance with the Plan. The Compensation Committee has the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder. The Award Recipient hereby acknowledges receipt from the Company of a copy of the current version of the Plan, which shall be deemed to be incorporated in and form a part hereof. The Award Recipient acknowledges that in the event of any conflict between the terms of this Agreement and the terms of the Plan, as the same may be amended and in effect from time to time, the terms of the Plan shall prevail.

10.	No Employment or Other Rights. This grant of Options does not confer upon the Award Recipient any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company to terminate the Award Recipient’s employment at any time, for any reason, with or without cause, or to decrease the Award Recipient’s compensation or benefits. This grant of Options is a one-time benefit and does not create any contractual or other right to receive additional Options or other benefits in lieu of Options in the future.

11.	Applicable Law. The validity, construction, interpretation and effect of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

12.	Notice. Any notice to the Company provided for in this Agreement shall be addressed to Amedisys, Inc. at its principal business address in care of the Corporate Secretary of the Company, and any notice to the Award Recipient will be addressed to the Award Recipient at the current address shown on the books and records of the Company. Any notice shall be sent by registered or certified mail or overnight courier service.

13.	Entire Agreement. This Agreement and the Plan contain the entire agreement between the Award Recipient and the Company regarding the grant of Options and supersede all prior arrangements or understandings, other than the Employment Agreement, with respect thereto.

14.	Amendment. This Agreement may not be amended, modified or waived except by a written instrument signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

15.	Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Award Recipient shall be treated as agent and attorney-in-fact for that interest held or claimed by his spouse with respect to this Agreement, the Options and any shares of Stock purchased and delivered in accordance with Section 2 or this Agreement, and the parties to this Agreement shall act in all matters as if the Award Recipient was the sole owner of this Agreement and the shares of Stock. This appointment is coupled with an interest and is irrevocable.

[Signature page follows below]

3

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Award Recipient has executed this Agreement effective as of the Grant Date.

AMEDISYS, INC.

BY:
Nathaniel M. Zilkha
Chairman of the Compensation Committee

AWARD RECIPIENT

Paul B. Kusserow

4

Exhibit A: Vesting Schedule for Options Subject to Performance-Based Vesting Conditions

[To be inserted]

A-1